Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green	Chane Graziano	Susan Luscinski

President	CEO	CFO

dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	sluscinski@harvardbioscience.com
Harvard Bioscience, Inc.
84 October Hill Road
Holliston, MA 01746
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports Second Quarter Results

Holliston, MA, July 29, 2004 / - - Harvard Bioscience, Inc. (Nasdaq: HBIO), today reported financial highlights for the three and six month periods and ended June 30, 2004.

Revenues for the three months ended June 30, 2004 were $22.5 million, an increase of less than 1% over revenues of $22.4 million for the three months ended June 30, 2003.  Net income, as measured under U.S. generally accepted accounting principles (“GAAP”), for the quarter ended June 30, 2004 was $298,000 or $0.01 per basic and diluted share, compared to a net income of $743,000, or $0.02 per basic and diluted share, for the quarter ended June 30, 2003.  Non-GAAP pro forma net income of $1.1 million for the quarter ended June 30, 2004 decreased approximately 40% compared to $1.9 million for the same quarter in 2003.  Non-GAAP pro forma net income of $0.04 per diluted share, for the quarter ended June 30, 2004 decreased approximately 33% compared to $0.06 per diluted share, for the same quarter in 2003.

Revenues for the six months ended June 30, 2004 were $44.6 million, an increase of 7% over revenues of $41.8 million for the same period in 2003.  GAAP net income for the six months ended June 30, 2004 was $247,000, or $0.01 per diluted and basic share, compared to net income of $1.5 million, or $0.05 per diluted and basic share, for the same period in 2003.  Pro forma net income of $1.9 million, or $0.06 per diluted share, for the six months ended June 30, 2004 decreased approximately 45% compared to $3.4 million, or $0.11 per diluted share, for the six months ended June 30, 2003.

“Harvard Bioscience has a long track record of pro forma profitability and growth” said Chane Graziano, CEO of Harvard Bioscience.  He continued, “The majority of our product lines continue to provide both profitability and growth, however, in the first half of this year our Genomic Solutions product lines produced disappointing results that have dragged down our overall growth and profitability so far this year.  We have made significant changes in managing this business that we believe address the root causes of the disappointing results and which we believe will return this business to profitability and growth.  We believe this will enable Harvard Bioscience to return to its historical growth trend in pro forma eps.

Although revenues of $44.6 million are up 7% for the six months ended June 30, 2004 versus the same period last year, pro forma operating income for the six months ended June 30, 2004 of $3.3 million is down $2.2 million versus last year and pro forma eps for the six months ended June 30, 2004 of $0.06 per share is down $0.05 per share versus the same period last year.

The low growth in revenues and decline in pro forma operating income and pro forma eps is primarily due to the weak performance at Genomic Solutions.  For the six month period ending June 30, 2004, revenues for the Genomic Solutions products of $11.5 million are down $3.3 million, or 22%, versus the same period last year. The pro forma operating loss from these products of $1.5 million for the six months ended June 30, 2004 versus the $2.2 million pro forma operating profit for the same period last year translates to a $3.7 million negative change in pro forma operating profit on a year on year basis, resulting in a $0.07 negative impact on pro forma earnings per share.

In an effort to reverse this trend and get revenues, pro forma operating income and pro forma eps in the Genomic Solutions product lines back on track to our historical trends we have implemented a significant restructuring and reorganization in the G & A, manufacturing, R& D and sales and marketing of these products.  Q2 was a transition quarter for us as we implemented these changes.  This restructuring will reduce operating costs by $3.6 million on an annualized basis or approximately $0.07 per diluted share, net of tax.  We believe this restructuring and reorganization will bring these product lines back to historical levels of profitability on the current run rate of revenues.  Further details on these changes will be provided on our conference call.  Although we won’t get the complete impact of these savings until Q1 2005, we expect the second half of 2004 to be significantly better than the first half and therefore, we are maintaining our HBIO pro forma earnings guidance of $0.22 – $0.24 per diluted share for 2004.  This pro forma eps guidance includes approximately $500,000 , or roughly $0.01 per diluted share, net of tax, in restructuring costs.  We are expecting pro forma eps to be in the range of $0.05-0.07 per diluted share for Q3 and in the range of $0.09-0.11 per diluted share for Q4.  Based on our current run rate of revenues in the Genomic Solutions product lines, we are reducing our revenue guidance for HBIO to $97-100 million for 2004.  In view of the actions taken to improve the performance at Genomic Solutions coupled with the fact that the restructuring costs and transition costs included in our 2004 results will not recur in 2005, we expect to achieve substantially improved pro forma net income per share in 2005 versus 2004.”

Revenues for the second quarter of 2004 grew less than 1% from the same quarter in 2003 after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $0.7 million, revenues for the second quarter of 2004 declined 2% from the same period in 2003.  Revenues for the six months ended June 30, 2004 grew 7% from the same period in 2003 after favorable foreign exchange effects.  Excluding the favorable foreign exchange effects of approximately $1.7 million, revenues for the six months ended June 30, 2004 grew 3% from the same period in 2003.  The favorable foreign exchange effects for the quarter and year to date are due primarily to the strengthening of the British pound sterling and the Euro against the US dollar.

Cost of product sales for the second quarter of approximately $11.2 million for 2004 and $10.9 million for 2003 resulted in a 50% gross margin as a percentage of total revenues in the second quarter of 2004 compared to a 51% gross margin in the second quarter of 2003. For the second quarter of 2004 approximately $124,000 of the cost of product sales was related to fair value adjustments to inventory and backlog for products which were shipped in the second quarter of

2004 and acquired as a result of the BioRobotics and Hoefer acquisitions.  For the second quarter of 2003 approximately $205,000 of the cost of product sales was related to fair value adjustments to inventory and backlog for products which were shipped in the second quarter of 2003 and acquired as a result of the Genomic Solutions, BTX and GeneMachines acquisitions.  Excluding these fair value adjustments, gross margin as a percentage of total revenues was 51% and 52% for the three months ended June 30, 2004 and 2003, respectively.  Gross margin percentages will fluctuate depending upon both the mix of product sold and the mix of customers.

For the six month period ending June 30, gross margin as a percentage of total revenues was 49% and 51% for 2004 and 2003, respectively.  The decrease in gross margin in the first six months of 2004 compared to the same period in 2003 is largely due to a 10% gross margin drop at Genomic Solutions in the six months ended June 30, 2004. This gross margin percent drop was due to lower sales and production volumes and a higher percentage of revenues through distributors.  For the six months ended June 30, 2004 and 2003, excluding fair value adjustments related to acquisitions of $426,000 and $538,000 respectively, in cost of product sales, gross margin as a percentage of total revenues was 50% and 52%, respectively.

Research and development expense was $1.7 million for the second quarter of 2004 relatively unchanged from the same period in 2003.  For the six months ended June 30, 2004, research and development expense increased approximately $330,000 to $3.4 million from $3.1 million in 2003.  This increase is primarily due to acquisitions made since the second quarter of 2003.

Marketing and selling expense increased approximately $382,000 to $4.3 million for the quarter ended June 30, 2004 from $3.9 million for the same period in 2003 primarily as a result of the acquisitions made since the second quarter of 2003.  As a percentage of total revenues, marketing and selling expense for the quarter was 19% compared to approximately 17% for the same quarter in 2003.  For the six months ended June 30 2004, marketing and selling expense increased approximately $1.1 million to $8.6 million in 2004 from $7.5 million in 2003 primarily due to acquisitions made in 2004 and 2003. As a percentage of total revenues, marketing and selling expense for the six months ended June 30, 2004 was 19% compared to 18% for the same period in 2003.

General and administrative expenses for the quarter of $3.5 million increased approximately $665,000 from $2.9 million in the second quarter of 2003.  Approximately $157,000 of this increase is due to restructuring costs at our Genomic Solutions subsidiary.  The remaining increase of approximately of $508,000 is primarily attributable to acquisitions made since the second quarter of 2003 and additional costs for Sarbanes-Oxley compliance.  As a percentage of revenues, general and administrative expense for the quarter ended June 30 was approximately 16% and 13% for 2004 and 2003 respectively.  For the six months ended June 30, 2004, general and administrative expense increased $1.4 million to $7.1 million from $5.7 million in the six months ended June 30, 2003.  Approximately $0.4 million of this increase is due to restructuring costs at our Genomic Solutions, Biochrom and Warner Instruments subsidiaries.  The remaining increase of approximately $1.0 million is primarily due to acquisitions made in 2003 and 2004 and additional costs for Sarbanes-Oxley compliance. As a percentage of revenues, general and administrative expense for the six months ending June 30, 2004 increased from 14% in 2003 to 16% in 2004.

Stock compensation expense was approximately $37,000 for the second quarter of 2004 compared to $134,000 for the same period in 2003.  For the six months ended June 30, 2004, stock compensation expense was approximately $83,000 compared to $281,000 for the six months ended June 30, 2003.

The expense for amortization of intangibles for the three and six months ended June 30, 2004 was approximately $1.1 million and $2.0 million, respectively, compared to $729,000 and $1.4 million for the same periods in 2003.  This increase is directly related to the acquisitions made in 2003 and 2004.

The increase in net interest expense for the quarter ended June 30, 2004 of approximately $94,000 to $147,000 from $53,000 for the same period in 2003 is primarily the result of the company using cash and interest bearing debt from late in the first quarter of 2003 and into 2004 to fund acquisitions.  The increase in net interest expense for the six months ended June 30, 2004 of approximately $246,000 to $272,000 from $26,000 for the same period in 2003 is primarily the result of the company using cash and interest bearing debt form late in the first quarter of 2003 and into 2004 to fund acquisitions.

Losses from foreign exchange were approximately $26,000 for the quarter ended June 30, 2004 compared to a loss of approximately $143,000 for the same period in 2003.  For the six months ended June 30, 2004 loss from foreign exchange was $169,000 compared to $30,000 for 2004 and 2003 respectively. These losses are primarily the result of debt between our subsidiaries.

Other expense for the three and six months ended June 30, 2003 included approximately $815,000 in charges related to the settlement of an arbitration award in favor of the former shareholders of our subsidiary Union Biometrica.

Net income, as measured under GAAP, for the second quarter of 2004 was $298,000, compared with a net income of $743,000 for the second quarter of 2003.  Basic and diluted net income per share was $0.01 for the second quarter of 2004 compared to net income of $0.02 per basic and diluted share for the second quarter of 2003.  Included in both periods are charges for non-cash stock compensation expense of $37,000 and $134,000 and amortization of intangibles of $1.1 million and $729,000 for 2004 and 2003 respectively, before tax.  Included in the 2004 second quarter results were fair value adjustments of $124,000 related to inventory and backlog acquired with the acquisitions of BioRobotics and Hoefer expensed through cost of product sales, for products sold in the second quarter of 2004.  Also included in the second quarter of 2004 were charges of approximately $157,000 for restructurings at our Genomic Solutions subsidiary.  Included in the 2003 second quarter results were fair value adjustments of $205,000 related to inventory and backlog acquired with the acquisitions of Genomic Solutions, BTX and GeneMachines expensed through cost of product sales, for products sold in the second quarter of 2003. For the quarter ending June 30, 2003, net income also included a charge of approximately $815,000 for an arbitration award in favor of the former shareholders of Union Biometrica and certain related costs.

GAAP net income for the six months ended June 30, 2004 was $247,000 compared to $1.5 million for the same period in 2003.  For the six months ended June 30, 2004, basic and diluted per share net income was $0.01 compared to net income per basic and diluted share of $0.05 for the same period in 2003.  Included in the six months ended June 30, 2004 and 2003 are charges for non-cash stock compensation expense of $83,000 and $281,000, amortization of intangibles of $2.0 million and $1.4 million, and fair value adjustments to inventory and backlog of $426,000 related to the acquisitions of BioRobotics, Hoefer and KD Scientific and $538,000 related to the acquisition of Genomic Solutions, BTX and GeneMachines, respectively, before tax.  Included in the six months ended June 30, 2004 is approximately $517,000 related to restructurings at our Genomic Solutions, Biochrom and Warner Instruments subsidiaries. For the six months ending June 30, 2003, net income also included a charge of approximately $815,000 for an arbitration award in favor of the former shareholders of Union Biometrica and certain related costs.

Non-GAAP pro forma net income for the three and six months ended June 30, 2004 totaled $1.1 million and $1.9 million, respectively, or $0.04 and $0.06, respectively, per diluted share compared to $1.9 million and $3.4 million or $0.06 and $0.11 per diluted share for the three and six months ending June 30, 2003, respectively.  Non-GAAP pro forma net income excludes fair value adjustments of inventory and backlog related to the acquisitions of BioRobotics, Hoefer and KD Scientific for 2004 and Genomic Solutions, BTX and GeneMachines for 2003, and for both periods stock compensation expense and amortization of intangibles, net of tax effects.  For the three and six months ended June 30, 2003, pro forma net income additionally excludes charges related to an arbitration award in favor of the former shareholders of Union Biometrica.

HBIO ended the quarter with cash and cash equivalents of $10.5 million, an increase of approximately $2.3 million since December 31, 2003 primarily driven by positive operating cash flow.  HBIO ended the quarter with approximately $18.1 million drawn against its credit facility, an increase of approximately $5.4 million since December 31, 2003.  $6.65 million of cash provided by the credit facility was used to fund the acquisition of KD Scientific in March 2004.  During the quarter ended June 30, 2004, $1.25 million of cash was used to pay down our credit facility.

As previously announced, management will host a conference call regarding second quarter results which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site.  The conference call will begin at 11:00 AM Eastern Time on Friday, July 30, 2004.  To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the investor relations button and then click on the web cast icon.  Any material financial and other statistical information presented on the call which is not included in our earnings release, as well as our earnings release, is available on the investor relations section of our website.  Click on the investor relations’ button and then click on the press release or web cast icon, as appropriate.  If you are unable to listen to the live web cast, the call, this press release and any related financial or statistical information will be archived in the investor relations section of our web site.  The live conference call can also be accessed by dialing 800-901-5213 and referencing the pass code of “49967338”.

Use of Non-GAAP Financial Information

We believe that it is useful to investors to present both the Non –GAAP pro forma results for the Company as well as the GAAP results for the Company, as the pro forma results approximate how we measure the operating results of the Company internally.  Historically, non-GAAP pro forma results exclude, acquired in-process research and development expense, amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses and stock compensation expense, all net of tax.  These expenses result primarily from purchase accounting or from events that are not related to the underlying operations of the business.  Therefore, we believe the presentation of the non-GAAP pro forma results provides investors with an enhanced understanding of the business.  A tabular reconciliation of the three and six months ended June 30, 2004 and 2003 Non-GAAP pro forma results to GAAP results is included in this press release.

The financial information provided in the non-GAAP pro forma presentation should be considered in addition to, not as a substitute for the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in 100 countries though its direct sales force, a 1,000-page catalog, various specialty catalogs and through its distributors, including GE Healthcare (formerly Amersham Biosciences), Fisher Scientific and ColeParmer. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

The statements made in this press release or on our conference call that are not statements of historical fact are forward–looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.  In particular, there is a risk that the Company will not generate revenues, earnings or operating margins that management anticipates, the Company may not achieve its expected GAAP or non-GAAP pro forma results for 2004 or 2005, and that the Company may not be able to successfully implement its action plan at Genomic Solutions and achieve the expected results There is also a risk that the Company will not be able to identify acquisition candidates or raise sufficient capital to consummate potential acquisitions. Other factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies or unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, plus factors described under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2003 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.

HARVARD BIOSCIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues	$22,460	$22,353	$44,625	$41,826
Costs and Expenses:
Cost of product sales	11,163	10,935	22,706	20,570
Research and development expenses	1,747	1,666	3,416	3,086
Marketing & selling expenses	4,275	3,893	8,573	7,494
General & administrative expenses	3,542	2,877	7,063	5,701
Stock compensation expense	37	134	83	281
Amortization of intangible assets	1,089	729	2,012	1,353
Total costs and expenses	21,853	20,234	43,853	38,485

Income (loss) from operations	607	2,119	772	3,341

Other income (expense)
Interest income	44	32	106	98
Interest expense	(191)	(85)	(378)	(124)
Foreign currency gain (loss)	(26)	(143)	(169)	(30)
Other income (expense)	(18)	(832)	(66)	(864)
Total other income (expense) net	(191)	(1,028)	(507)	(920)

Income (loss) before income taxes	416	1,091	265	2,421
Income tax (expense) benefit	(118)	(348)	(18)	(900)
Net income (loss)	$298	$743	$247	$1,521
Net income (loss) per share
Basic	$0.01	$0.02	$0.01	$0.05
Diluted	$0.01	$0.02	$0.01	$0.05
Weighted average common shares
Basic	30,243	30,232	30,203	30,065
Diluted	31,163	30,731	31,367	30,459

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands, unaudited)

	June 30, 2004	December 31, 2003

Assets
Cash and cash equivalents	$10,515	$8,223

Trade Receivables	16,514	19,075
Inventories	25,497	24,679
Property, plant and equipment	6,484	6,746
Goodwill and other intangibles	69,557	64,554
Other assets	5,415	5,152
Total assets	$133,982	$128,429

Liabilities
Total current liabilities	$14,437	$15,596
Total liabilities	33,792	29,551
Stockholders’ equity	100,190	98,878
Total liabilities and stockholders’ equity	$133,982	$128,429

HARVARD BIOSCIENCE, INC.

NON-GAAP PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues	$22,460	$22,353	$44,625	$41,826
Costs and Expenses:
Cost of product sales (1)	11,039	10,730	22,280	20,032
Research and development expenses	1,747	1,666	3,416	3,086
Marketing and selling expenses	4,275	3,893	8,573	7,494
General & administrative expenses	3,542	2,877	7,063	5,701
Total costs and expenses (1) (2)	20,603	19,166	41,332	36,313

Income from operations (1) (2)	1,857	3,187	3,293	5,513

Other income (expense)
Interest income	44	32	106	98
Interest expense	(191)	(85)	(378)	(124)
Foreign currency gain (loss)	(26)	(143)	(169)	(30)
Other expense (3)	(18)	(17)	(66)	(49)
Total other income (expense) net (3)	(191)	(213)	(507)	(105)

Income before income taxes (1) (2) (3)	1,666	2,974	2,786	5,408
Income tax (expense) (4)	(550)	(1,120)	(872)	(2,013)
Net income (1) (2) (3) (4)	$1,116	$1,854	$1,914	$3,395
Income per share (1) (2) (3) (4)
Diluted	$0.04	$0.06	$0.06	$0.11
Weighted average common shares
Diluted	31,163	30,731	31,367	30,459

(1)          EXCLUDES FAIR VALUE ADJUSTMENTS FOR INVENTORY AND BACKLOG ACQUIRED OF $124 AND $426 RESPECTIVELY FOR BIOROBOTICS, HOEFER AND KD SCIENTIFIC FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2004 AND OF $205 AND $538 RESPECTIVELY FOR GENOMIC SOLUTIONS, BTX AND GENEMACHINES FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2003.

(2)          EXCLUDES FAIR VALUE ADJUSTMENTS NOTED IN (1) ABOVE, STOCK COMPENSATION EXPENSE AND AMORTIZATION OF INTANGIBLE ASSETS FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2003 AND 2004.

(3)          EXCLUDES $815 FOR CERTAIN COSTS RELATED TO AN ARBITRATION AWARD IN FAVOR OF THE FORMER SHAREHOLDERS OF UNION BIOMETRICA FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2003

(4)          EXCLUDES TAX BENEFIT RELATED TO ITEMS DESCRIBED IN NOTES 1 AND 2 OF $431 AND $854 RESPECTIVELY FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2004 AND $772 AND $1.1M FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2003 RESPECTIVELY.

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME TO U.S. GAAP NET INCOME

(In thousands, except per share data unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Pro Forma Net Income	$1,117	$1,854	$1,914	$3,395
Stock Compensation Expense	37	134	83	281
Amortization of Intangibles	1,089	729	2,012	1,353
Fair Value Adjustment to Cost of Product Sales	124	205	426	538
Arbitration Award and Certain Related Costs	—	815	—	815
Income Tax Benefit	(431)	(772)	(854)	(1,113)
GAAP Net Income (Loss)	$298	$743	$247	$1,521

Weighted average common shares
Diluted	31,163	30,731	31,367	30,459
Pro forma net income per share	$0.04	$0.06	$0.06	$0.11
GAAP net income (loss) per share	$0.01	$0.02	$0.01	$0.05

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF ESTIMATED NON-GAAP PRO FORMA E.P.S TO U.S. GAAP E.P.S.

We are currently not able to provide a reconciliation of estimated non-GAAP pro forma earnings per share (EPS) to U.S. GAAP EPS for the twelve months ending December 31, 2004 as we made acquisitions in the third and fourth quarters of 2003 and the first quarter of 2004, for which the purchase price allocations have not been finalized.  We are currently not able to estimate the impact of the associated acquisition related expenses on 2004 GAAP EPS.  Such acquisition expenses may include, but are not limited to, acquired in-process research and development expense, restructuring and severance related expense and fair value adjustments which may significantly impact GAAP EPS.  Additionally, we are unable to estimate the expense related to amortization of intangibles that may result from these acquisitions.

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME TO US GAAP NET INCOME (EXPENSE)

(In thousands, except per share data unaudited)

For the Twelve Months Ending December 31,	1997	1998	1999	2000	2001	2002	2003

Non-GAAP Pro Forma Net Income	$1,224	$1,466	$2,689	$2,393	$4,392	$5,420	$7,837
Stock Compensation Expense	—	—	3,284	14,676	2,679	1,269	519
Amortization of Intangibles	—	27	368	604	1,744	1,543	2,702
Fair Value Adjustments	—					514	840
Acquired In-Process Research & Development	—				5,447	1,551
Restructuring/Severance and Related Costs	—				460	784
Arbitration Award and Certain Related Costs	—						790
Common Stock Warrant Interest	117	1,379	29,694	36,885
Preferred Stock Dividends	122	122	157	136

Income Tax (Benefit) Expense	—	(11)	(1,237)	98	(730)	(977)	(1,274)

GAAP Net Income (Loss)	985	(51)	(29,577)	(50,006)	(5,208)	736	4,260

Weighted Average Common Shares Diluted	17,500	15,287	17,082	18,459	26,382	27,597	30,712
Non-GAAP Pro Forma Net Income Per Diluted Share	$0.07	$0.10	$0.16	$0.13	$0.17	$0.20	$0.26

GAAP Net Income (Loss) Per Diluted Share	$0.06	$(0.01)	$(5.28)	$(6.25)	$(0.20)	$0.03	$0.14

Weighted Average Common Shares Basic	7,406	5,599	5,599	8,005	25,785	27,090	29,924

GAAP Net Income (Loss) Per Basic Share	$0.13	$(0.01)	$(5.28)	$(6.25)	$(0.20)	$0.03	$0.14